Exhibit 10.2

FORM OF NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT (this “Agreement”) is entered into as of                  ,              by and among K2 Inc., a Delaware corporation (“Parent”), Brass Eagle Inc., a Delaware corporation (the “Company”), and the undersigned stockholder of the Company, Charter Oak Partners, a Connecticut limited partnership (“Stockholder”).

RECITALS

A. Parent and the Company are parties to that certain Agreement and Plan of Merger and Reorganization, dated as of October 22, 2003 (the “Merger Agreement”), by and among Parent, Cabe Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Acquisition Sub”), and the Company.

B. The Merger Agreement provides for the merger of the Company with and into Acquisition Sub with the Company continuing as the surviving company and as a wholly-owned subsidiary of Parent (the “Merger”). Pursuant to the Merger Agreement, such Merger shall be accomplished by (a) Parent commencing an exchange offer to acquire all of the shares of common stock, $.01 par value, of the Company issued and outstanding (each, a “Share”) in which exchange offer each Share validly tendered and not properly withdrawn would be exchanged for a number of fully paid and nonassessable shares of common stock, par value $1.00 per share, of Parent to be determined in accordance with the terms of the Merger Agreement (such exchange offer, as it may be amended from time to time as permitted by the Merger Agreement, the “Offer”) and (b) following the consummation of the Offer, the merger of Acquisition Sub with and into the Company, with the Company being the surviving corporation, in accordance with the Delaware General Corporation Law.

C. Stockholder has entered into that certain Exchange Agreement, dated as of October 22, 2003, with Parent, pursuant to which it has agreed to tender its Shares in the Offer pursuant to the terms and conditions of such Agreement.

D. The Company is engaged in the business of (i) manufacturing, marketing, designing and distributing products and accessories for the paintball industry, including without limitation, paintball guns, paintball markers, paintball masks, paintballs and CO2 gas cartridges for the paintball industry (the “Paintball Business”), (ii) manufacturing, marketing, designing and distributing protective gear and apparel for the paintball, BMX bike racing, motocross racing, skateboarding, inline skating and mountain biking industries (the “Protective Gear Business”) and (iii) through the Company’s Challenge Park Xtreme LLC division, promoting and operating a recreational sporting facility for extreme sports (the “Facilities Business”) (collectively, as such businesses are being conducted as of the date hereof, the “Business;” provided, however, that the manufacturing, marketing and distributing of CO2 gas cartridges for non-paintball products shall be excluded from the definition of the “Paintball Business”).

E. The parties acknowledge that Stockholder has considerable knowledge, business contacts and expertise relating to the Paintball Business and limited knowledge and business contacts in the Protective Gear Business and the Facilities Business, which knowledge, if used in competition with the Company (as the surviving entity in the Merger), would substantially harm the business and financial prospects of the Company. Therefore, in order to protect the goodwill, trade secrets, and other confidential and proprietary information related to the Business, Parent and the Company have agreed that Parent’s obligation to consummate the transactions contemplated by the Merger Agreement is subject to the condition, among others, that Stockholder execute and deliver this Agreement.

F. Parent and the Company desire to enter into this Agreement to prohibit Stockholder from, among other things, competing against the Company or Parent by engaging in the Business during the term of this Agreement.

G. As a condition to Parent’s willingness to enter into the Merger Agreement and consummate the transactions contemplated thereby, Stockholder has agreed to enter into this Agreement and thereby be bound by the material, significant and essential covenants not to compete and the confidentiality agreements provided in this Agreement, for which good and valuable consideration has been transferred from Parent to Stockholder in exchange for such covenants.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and to induce Parent and the Company to consummate the transactions contemplated by the Merger Agreement, and in connection with, and in consideration of, Stockholder’s participation in the Offer, Stockholder hereby covenants and agrees as follows:

1. Noncompetition. During the period commencing on the date hereof and ending on the expiration of five years following the date hereof, Stockholder shall not, directly or indirectly, own, manage, operate, join, advise, control or otherwise engage or participate in or be connected as an officer, director, employee, partner, principal, member, stockholder, guarantor, advisor, agent, representative or consultant of or in any business which competes against the Paintball Business, the Protective Gear Business or the Facilities Business anywhere in the world (a “Competing Business”). Notwithstanding the foregoing, Stockholder may own securities in any publicly held corporation (i.e. a corporation whose shares are listed, quoted or traded on any national securities exchange or automated quotation system), but only to the extent Stockholder owns of record or beneficially less than 5% of the outstanding beneficial ownership of such corporation.

2. Nonsolicitation of Employees. For the period commencing on the date hereof and ending on the expiration of five years following the date hereof, Stockholder shall not, directly or indirectly either on Stockholder’s own account or for any person, firm or company (other than on behalf and at the direction of Parent or its successors), interfere with the Business, or solicit, induce or endeavor to cause any employee, consultant or independent contractor of Parent, the Company or their respective successors or controlled affiliates, to alter in any way, terminate or breach his, her or its relationship or agreement with Parent, the Company or their respective successors.

3. Nonsolicitation of Customers, Suppliers and Vendors. For the period commencing on the date hereof and ending on the expiration of five years from the date hereof, Stockholder shall not, directly or indirectly either on Stockholder’s own account or for any person, firm or company (other than on behalf and at the direction of Parent or its successors) solicit, induce or attempt to induce any past, present, prospective or future customer, contractor, supplier or vendor of Parent, the Company or their respective successors or controlled affiliates to cease doing business in whole or in part or alter in any way, terminate or breach his, her or its relationship or agreement with Parent, the Company or their respective successors; provided, however, that the foregoing restriction shall not prevent Stockholder from approaching Mr. Lynn Scott with Parent’s prior written consent to serve on the Board of, or to invest in, any non-competing Business now or hereafter owned or controlled by Stockholder.

4. Confidentiality. Stockholder shall keep confidential, and shall not divulge to any other party, any Confidential Information without the prior written consent of Parent. For purposes hereof, “Confidential Information” means all information that Parent or the Company protects or historically has protected from unrestricted disclosure to another party, including, without limitation, trade secrets or private or confidential data, information or knowledge of the Business or of Parent or the Company including, but not limited to, data, information or knowledge relating to such matters as the finances, methods of operation and competition, marketing plans and strategies, equipment and operational requirements and information concerning personnel, customers and suppliers of Parent or the Company generally, manufacturing processes, know-how, show-how, designs, formulas, developmental or experimental work, computer software and programs (whether in object or source code), data bases, other original works of authorship and other non-public information regarding Parent or the Company the disclosure of which could result in competitive disadvantage to Parent or the Company or could provide a competitive advantage to other parties. “Confidential Information” does not include data, information or knowledge that (a) is or becomes generally available to the public other than as a result of a disclosure by Stockholder or any other Stockholder of the Company, (b) is independently developed without access to any Confidential Information by a party who has no duties to Parent or the Company to keep such information confidential or (c) Stockholder is legally compelled to disclose whether by law or by or to a judicial, administrative or regulatory authority; provided, however, that Stockholder shall provide Parent with prompt prior written notice of any such legal compulsion on Stockholder so that Parent may seek a protective order or other available remedy or measures to preserve confidentiality. If a protective order or other remedy is not obtained and Stockholder does not obtain from Parent a waiver of compliance with this Section, Stockholder nevertheless may disclose on such information that otherwise would be considered Confidential Information as knowledgeable counsel advises Stockholder in writing must be disclosed lest Stockholder stand liable for contempt or other censure or penalty. In such event, Stockholder will use Stockholder’s commercially reasonable efforts to obtain reliable assurance that information so disclosed will be treated confidentially, and shall cooperate with Parent or the Company to provide them an opportunity to appear at and object to disclosure if such action is permitted under applicable law. Stockholder shall return or destroy all documents or things in Stockholder’s possession or control that contain or embody any Confidential Information promptly upon written request from Parent or the Company.

5. Stockholder Representations and Warranties. Stockholder represents and warrants that Stockholder has the full right, power and authority to enter into and observe and perform Stockholder’s obligations under this Agreement, and this Agreement is a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms to the fullest extent permissible under applicable law. Stockholder further represents and warrants that (a) Stockholder has carefully read this Agreement, (b) Stockholder is entering into this Agreement with full knowledge of its contents and the legal consequence and significance of its provisions, (c) Stockholder has had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and the effects and significance of entering into the same and thereby agreeing to be bound by its covenants and (d) Stockholder is not entering into this Agreement in reliance on any representation or warranty or inducement other than as set forth herein.

6. Injunctive Relief; Specific Performance. The parties acknowledge and agree that any remedy at law for any breach of this Agreement is and will be inadequate, and in the event of a breach or threatened breach by Stockholder of any provision of this Agreement, Parent, the Company and their respective successors and controlled affiliates would suffer substantial and irreparable damage for which damages, even if available, will not provide an adequate remedy. Therefore Parent and the Company, without proving actual damages, shall be entitled (in addition to any other rights and remedies available at law or in equity) to seek specific performance and injunctive and other equitable relief to prevent or restrain Stockholder from (a) soliciting or interfering with employees, consultants, independent contractors, customers or suppliers of Parent, the Company or their respective successors as described above, (b) disclosing, in whole or in part, any Confidential Information, or rendering any services to any person, firm, corporation, association or other entity to whom such Confidential Information has been disclosed, or is threatened to be disclosed, (c) engaging, participating or otherwise being connected with any Competing Business as described in Section 1 above or (d) otherwise breaching or violating the provisions of this Agreement. Nothing herein contained shall be construed as prohibiting Parent, the Company or their respective successors or controlled affiliates from pursuing any other remedies available to it or them at law or in equity for such breach or threatened breach, including, without limitation, the recovery of damages from Stockholder.

7. Assignment. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns, including any person or entity that acquires all or a substantial portion of the business, stock or assets of any of the parties, whether by merger, purchase of assets or stock or otherwise. Parent and the Company shall have the right to assign their rights hereunder to any entity which at any time may be a direct or indirect subsidiary of (a) Parent, (b) the Company or (c) any successor in interest of any of them, whether by merger, consolidation, purchase of assets or otherwise, or any other person or entity which controls, is controlled by or is under common control with Parent, the Company or any of their respective subsidiaries or successors. This Agreement is personal to Stockholder and may not be assigned by Stockholder under any circumstances, and any such attempted assignment shall be deemed a breach hereof and shall be null and void ab initio.

8. Separate Covenants. This Agreement shall be deemed to consist of a series of separate covenants of Stockholder, one for each line of business carried on by the

Business. The parties expressly agree that the character, duration and geographical scope of this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of this Agreement is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of the Stockholder that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the conduct of Stockholder which are reasonable in light of the circumstances as they then exist and as are necessary to assure Parent and the Company of the intended benefit of this Agreement to the maximum extent permitted by applicable law. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because, taken together they are more extensive than necessary to assure Parent and the Company of the intended benefit of this Agreement, it is expressly understood and agreed between the parties hereto that those of such covenants (or portions thereof) which, if eliminated, would permit the remaining separate covenants (or portions thereof) to be enforced in such proceeding shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof.

9. Severability. Without limiting the applicability of the preceding Section 8 to the several covenants of Stockholder hereunder, if any of the provisions of this Agreement (or portions thereof) shall otherwise contravene or be invalid under the laws of any state or other jurisdiction where it is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement, but rather it shall be construed, insofar as the laws of that state or jurisdiction are concerned, as not containing the provision or provisions (or portions thereof) contravening or invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be construed and enforced accordingly.

10. Amendments and Waivers. This Agreement may be modified only by a written instrument duly executed by each party hereto. No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the party who might assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion.

11. Attorneys’ Fees. Should any litigation or other action be commenced between the parties concerning this Agreement, or the rights and duties of the parties in relation to this Agreement, the party prevailing shall be entitled, in addition to such other relief as may be granted, to a reasonable attorneys’ fees and expenses of preparation and investigation in connection with such litigation and in seeking enforcement of any resulting judgment or award.

12. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, supersedes all prior agreements and understandings relating to the subject matter hereof and shall not be amended except by a written instrument hereafter signed by all of the parties hereto.

13. Counterparts; Facsimile. This Agreement may be executed by the parties in separate counterparts and by facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

14. Section Headings. The headings of each Section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

15. Remedies; Exercise of Rights. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy available to such party hereunder or at law or in equity, and the exercise by any party of any one remedy at any time will not preclude the exercise of any other remedy at the same time, at another time, or in different circumstances. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof shall preclude any other, further or fuller exercise thereof or the exercise of any other right, power or privilege.

16. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflicts or choice of law principles.

17. Jurisdiction and Venue. In respect of any action, suit or other proceeding relating to the enforcement this Agreement, each party hereby irrevocably submits to the non-exclusive jurisdiction of any state or federal court located in the State of Delaware. Each party hereby waives any right each may have to assert the doctrine of forum non conveniens, to assert that it is not subject to the jurisdiction of the aforesaid courts, or to object to venue to the extent that any action, suit or other proceeding is brought in accordance with this Section 17.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

STOCKHOLDER

CHARTER OAK PARTNERS

By:	Fine Partners, L.P., Managing Partner

By:
Name:	Jerrold N. Fine
Title:	Managing Partner

PARENT

K2 INC., a Delaware corporation

By:
Name:
Title:

COMPANY

BRASS EAGLE INC., a Delaware corporation

By:
Name:
Title:

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